Exhibit 99.1
KINDER MORGAN REPORTS FOURTH QUARTER 2025
FINANCIAL RESULTS
Achieves Record Annual Net Income and Adjusted EBITDA
2025 Earnings per share (EPS) 17% greater than 2024; Adjusted EPS up 13%

HOUSTON, January 21, 2026 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2925 per share for the fourth quarter ($1.17 annualized), payable on February 17, 2026, to stockholders of record as of the close of business on February 2, 2026. This dividend is a 2% increase over the fourth quarter of 2024.

KMI is reporting:

•Fourth quarter net income attributable to KMI of $996 million versus $667 million in the fourth quarter of 2024. Adjusted Net Income Attributable to KMI, excluding Certain Items, primarily from a gain on an asset sale during the fourth quarter of 2025, was $866 million, 22% higher than the fourth quarter of 2024.

•Adjusted EBITDA of $2,271 million, up 10% versus the fourth quarter of 2024.

•Earnings per share (EPS) of $0.45, up 50% versus the fourth quarter of 2024; and Adjusted EPS of $0.39, up 22% versus the fourth quarter of 2024.

“Few would have predicted that the war in Ukraine would soon be entering its fourth year,” said Executive Chairman Richard D. Kinder. “Throughout the conflict, the United States has been a vital guarantor of European energy security, as America continues to lead the world in exports of liquefied natural gas (LNG). Our company has been proud to play a key role in that leadership, delivering more than 40% of the natural gas feedstock to U.S. LNG facilities.

“It is particularly gratifying to maintain leadership in our sector by staying true to our original vision: owning midstream energy assets anchored by long-term, take-or-pay, fee-based contracts with creditworthy customers” Kinder continued. “I have no doubt that we will continue delivering strong growth, reliable performance, and sustained value for many years to come.”

“Led by record-setting performance in our Natural Gas Pipelines business segment, the company delivered its highest ever fourth quarter and full-year net income attributable to KMI and Adjusted EBITDA. For the full year, net income attributable to KMI was 17% higher than 2024 while Adjusted EPS and Adjusted EBITDA were 13% and 6% higher than 2024, respectively,” said Chief Executive Officer Kim Dang.

“In the fourth quarter, we continued to internally fund high-quality capital projects while generating cash flow from operations of $1.7 billion and free cash flow (FCF) after capital expenditures of $0.9 billion, up 12% and 18%, respectively, from the prior year period. Our balance sheet remains healthy, as we ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 3.8 times,” continued Dang.

“Overall, total demand for natural gas is expected to grow by 17% through 2030, led by LNG exports. We have long-term contracts to move 8 billion cubic feet per day (Bcf/d) of natural gas feedstocks to LNG facilities, which is projected to grow to 12 Bcf/d by the end of 2028. We are also actively exploring more than 10 Bcf/d of opportunities to serve the natural gas power generation sector.

“In the markets we serve, we expect robust growth in power demand in the coming years, driven both by population growth and data center siting. In fact, approximately 70% of future power demand from data centers under development is in states served by our assets. With more than 65,000 miles of natural gas pipelines connected to all major basins and demand centers, along with more than 700 Bcf of working gas storage capacity, we are confident that we will secure our share of additional natural gas infrastructure projects supporting demand growth of all types,” said Dang.

“Reflecting this strong demand, natural gas projects account for approximately 90% of our project backlog and nearly 60% of the backlog is associated with projects supporting power generation. Our backlog at the end of the fourth quarter of 2025 was $10 billion, as we added $912 million of projects while placing approximately $265 million of projects in service.

“In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from our CO2 enhanced oil recovery projects and our gathering and processing projects, where first-full-year multiples are more favorable but the earnings are more uneven than with our other business segments. We expect the remaining $8.6 billion of projects in the backlog, when realized, to generate an aggregate first-full-year Project EBITDA multiple of approximately 5.6 times,” continued Dang.

2026 Outlook

KMI’s 2026 budgeted net income attributable to KMI of $3.1 billion is flat to the previous year, as 2025 included a gain on an asset sale which we treat as a certain item. KMI’s 2026 budgeted adjusted net income attributable to KMI, which excludes certain items, is 5% higher than 2025, given the company’s outperformance in 2025, and Adjusted EPS is $1.36, also up 5% from 2025. KMI expects to declare dividends of $1.19 per share for 2026, a 2% increase from the dividends declared for 2025. The company also budgeted 2026 Adjusted EBITDA of $8.6 billion, up 2.5% versus 2025, and to end 2026 with a Net Debt-to-Adjusted EBITDA ratio of 3.8 times. The 2026 budget has been adjusted to take into account the effects of a December 31, 2025 sale of our equity investment in KMI’s EagleHawk assets.

We plan to publish our annual business update, which will provide more detail on our updated 2026 budget, to KMI’s website at: https://ir.kindermorgan.com/events-and-presentations/default.aspx on Thursday, January 29, 2026.

This press release includes Adjusted Net Income Attributable to KMI, Adjusted EPS, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF, and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s financial performance was a record for the fourth quarter. Growth in the fourth quarter of 2025 relative to the fourth quarter of 2024 was due primarily to higher contributions from our Texas Intrastate system, KinderHawk and Outrigger Energy assets,” said KMI President Tom Martin.

“Natural gas transport volumes were up 9% compared to the fourth quarter of 2024 primarily due to LNG deliveries on Tennessee Gas Pipeline. Natural gas gathering volumes were up 19% from the fourth quarter of 2024 across all assets, with our KinderHawk system making the largest contribution.

“Contributions from the Products Pipelines business segment were up compared to the fourth quarter of 2024 due to higher transport rates in 2025. Total refined products volumes were down 2% compared to the fourth quarter of 2024. Crude and condensate volumes were down 8% due to the expiration of legacy contracts in advance of our Double H pipeline conversion to natural gas liquids service which was partially offset by higher volumes across several other crude and condensate pipelines,” Martin said.

“Terminals business segment earnings were up compared to the fourth quarter of 2024. The increase was led by our liquids terminals business, which benefited from higher rates and ancillary fees at our Houston Ship Channel hub facilities. Earnings from our Jones Act tanker fleet, which remains fully contracted under term charter agreements, were up versus the prior year period, offset by lower earnings from our bulk terminals,” continued Martin.

“CO2 business segment earnings, which include Energy Transition Ventures (ETV), were down compared to the fourth quarter of 2024 due primarily to lower commodity and D3 RIN prices, partially offset by higher D3 RIN volumes generated by increased renewable natural gas sales,” said Martin.

Other News

Corporate
•On January 13, 2026, S&P upgraded its senior unsecured rating of KMI from BBB to BBB+ largely based on KMI’s track record of a strong balance sheet and credit measures as it continues to expand its natural gas franchise. This follows Fitch’s upgrade to BBB+ that occurred on August 11, 2025. Moody’s has KMI’s senior unsecured rating at Baa2 with a positive outlook.
Natural Gas Pipelines
•On January 16, 2026, Florida Gas Transmission (FGT) initiated open seasons on two projects, each supported by long-term, binding agreements from anchor shippers. The first is the South Florida Project, a new 37-mile lateral to supply the South Florida area, along with compression and a new meter station. The project will enhance redundancy and minimize otherwise needed maintenance in South Florida. The second is the Phase IX Project, which would expand capacity to multiple locations across FGT’s market area for existing shippers. The project will consist of 82 miles of pipeline looping, as well as new and upgraded compressor station turbines. Together, these projects are expected to result in capital expenditures up to $700 million (KM-share), depending on final shipper volume elections.

•On December 31, 2025, the Federal Energy Regulatory Commission (FERC) issued a Notice of Schedule for the certificate order on Southern Natural Gas (SNG) and Elba Express Company’s (EEC) South System Expansion 4 (SSE4) project after the project was added to the Permitting Council’s FAST-41 Dashboard, which requires federal agencies to publish public permitting timelines. In its notice, FERC indicated that it expects to issue the certificate order for SSE4 on July 31, 2026. The approximately $3.5 billion project (KM-share, including EEC, approximately $1.8 billion) is designed to increase SNG’s South Main Line capacity by roughly 1.3 Bcf/d. SSE4 will be completed in two phases and is almost entirely comprised of brownfield looping and horsepower compression additions on the SNG and EEC pipeline systems. With the timely receipt of all permits and approvals, KMI expects to place the first phase of the project in service in the fourth quarter of 2028 and the second phase in the fourth quarter of 2029.

•On December 31, 2025, FERC also issued a Notice of Schedule for the certificate order on Tennessee Gas Pipeline’s (TGP) Mississippi Crossing (MSX) project after the project was added to the Permitting Council’s FAST-41 Dashboard. FERC indicated that it expects to issue the certificate order for the project on July 31, 2026. The $1.7 billion project is designed to transport up to 2.1 Bcf/d of natural gas to Southeast markets through the construction of approximately 208 miles of 42-inch and 36-inch pipeline and three new compressor stations. MSX will originate near Greenville, Mississippi, and connect to the existing TGP system and multiple third-party pipelines to provide critical access to natural gas sourced from multiple supply basins for delivery to SNG and the Transco pipeline near Butler, Alabama. With the timely receipt of all permits and approvals, the project is expected to be in service as early as the second quarter of 2028.

•On December 31, 2025, KMI completed a sale of its 25% non-operated interest in BPX (Eagle Ford) Gathering LLC, formerly known as EagleHawk Field Services (EagleHawk), for $396 million, subject to customary purchase price adjustments. The sale represents approximately 8.5 times 2025 EBITDA from KMI’s 25% interest in EagleHawk, which is an attractive valuation for a non-operated, minority interest in a G&P asset. The transaction resulted in a pre-tax gain on sale of $123 million.

•KMI has begun construction on the approximately $1.8 billion Trident Intrastate Pipeline. The roughly 216-mile, 2 Bcf/d project is designed to provide high-demand natural gas transportation service from Katy, Texas, to the industrial corridor near Port Arthur, Texas. KMI expects to place the first phase of the project in service in the first quarter of 2027 and the second phase in the fourth quarter of 2028.

•On December 4, 2025, Natural Gas Pipeline Company of America (NGPL) received a FERC certificate order authorizing the construction of the Gulf Coast Storage Expansion Project. The approximately $96 million project (KM-share approximately $36 million) will add roughly 10 Bcf of incremental natural gas storage capacity to NGPL’s high-growth Gulf Coast system. With receipt of all permits and approvals, NGPL expects the project facilities to be placed in service in the first half of 2027.

Products Pipelines
•On January 16, 2026, KMI and Phillips 66 announced the start of a second open season on their proposed Western Gateway Pipeline system. The Western Gateway Pipeline will connect Midwest and other refinery supply to Phoenix and California, with connectivity to Las Vegas, Nevada via Kinder Morgan’s CALNEV Pipeline. The second open season, which concludes on March 31, 2026, is for remaining pipeline capacity, and adds new access to the Los Angeles market via a joint tariff supported by the planned reversal of one of KMI’s existing SFPP lines between Watson and Colton, California. In addition to expanding the offered destinations, the second open season adds additional origin points to enable supply diversification and optionality for customers.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient, and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 78,000 miles of pipelines, 136 terminals, more than 700 Bcf of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.9 Bcf per year of gross production. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, January 21, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses (EBDA), along with the non-GAAP financial measures of Adjusted Net Income Attributable to Common Stock, in the aggregate and per share, Adjusted Segment EBDA, Adjusted Net Income Attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses, and amortization of basis differences related to our joint ventures (previously known as amortization of excess cost of equity investments) (EBITDA), and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses), or (3) align the timing of impacts from natural gas inventory hedges with the future associated physical withdrawals from inventory. (See the accompanying Tables 2, 3, 5, and 6.) We also include adjustments related to joint ventures (see “Amounts associated with Joint Ventures” below).

The following table summarizes our Certain Items for the three and twelve months ended December 31, 2025 and 2024.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In millions)
Certain Items
Risk management activities (1)(2)	$(42)	$40	$(29)	$72
Gain on divestitures (3)	(123)	1	(123)	(69)
Income tax Certain Items (4)	39	(4)	(2)	(52)
Other	(4)	4	(3)	7
Total Certain Items (5)(6)	$(130)	$41	$(157)	$(42)

Notes
(1)	Includes changes in fair value of unsettled derivatives, of which gains or losses are reflected within non-GAAP financial measures when realized.
(2)	Includes natural gas inventory hedges, of which gains or losses are reflected within non-GAAP financial measures when the associated physical gas is withdrawn from inventory.
(3)
Three and twelve-month periods ended December 31, 2025 include the sale of our equity interest in EagleHawk. Twelve-month period ended December 31, 2024 includes a $40 million gain on sale of our CO2 assets and a $29 million gain on sale of our Oklahoma midstream assets.

(4)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(5)	Amount for the three-month period ended December 31, 2025 includes $1 million reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income of "Risk management activities."
(6)	Amounts for the periods ended December 31, 2025 and 2024 include $1 million and $(10) million, respectively, for the three-month periods and $13 million and $(5) million for the twelve-month periods, respectively, reported within "Interest, net" on the accompanying Preliminary Consolidated Statements of Income of “Risk management activities.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. (KMI) is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, investors, and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, investors, and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors, and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance, and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 3.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A, amortization of basis differences related to our joint ventures, income tax expense, and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts associated with Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors, and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 2 and 5.)

Amounts associated with Joint Ventures - Certain Items and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculation of Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same adjustments (DD&A, amortization of basis differences, and income tax expense) with respect to the JVs as those included in the calculation of Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 5 and 6.) Although these amounts related to our unconsolidated JVs are included in the calculation of Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses, or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net

Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors, and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 5.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A, and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts associated with Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors, and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors, and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 6.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; KMI’s 2026 expectations; anticipated dividends; KMI’s capital projects, including the regulatory environment for projects and expected costs, completion timing and benefits of those projects; and proposed joint ventures. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; trends expected to drive new natural gas demand for electricity generation; commodity prices; counterparty financial risk; changes in tariffs and trade restrictions, including potential adverse effects on financial and economic conditions; our ability to obtain required permits and approvals for pending expansion projects when expected; the results of the FGT open seasons; the results of the Western Gateway Pipeline open season and KMI’s ability to negotiate terms of the proposed joint venture with Phillips 66; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2024 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2025	2024		2025	2024
Revenues	$4,508	$3,987		$16,937	$15,100
Operating costs, expenses, and other
Costs of sales (exclusive of items shown separately below)	1,447	1,239		5,529	4,337
Operations and maintenance	787	761		3,057	2,972
Depreciation, depletion, and amortization	618	596		2,453	2,354
General and administrative	186	182		744	712
Taxes, other than income taxes	111	106		445	433
Other income, net	(5)	(5)		(15)	(92)
Total operating costs, expenses, and other	3,144	2,879		12,213	10,716
Operating income	1,364	1,108		4,724	4,384
Other income (expense)
Earnings from equity investments (1)	249	215		896	840
Interest, net	(442)	(442)		(1,801)	(1,844)
Other, net	134	10		173	27
Income before income taxes	1,305	891		3,992	3,407
Income tax expense	(284)	(197)		(832)	(687)
Net income	1,021	694		3,160	2,720
Net income attributable to NCI	(25)	(27)		(104)	(107)
Net income attributable to Kinder Morgan, Inc.	$996	$667		$3,056	$2,613
Class P Shares
Basic and diluted earnings per share	$0.45	$0.30	50%	$1.37	$1.17	17%
Basic and diluted weighted average shares outstanding	2,225	2,222	—%	2,223	2,220	—%
Declared dividends per share	$0.2925	$0.2875	2%	$1.17	$1.15	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (2)	$866	$708	22%	$2,899	$2,571	13%
Adjusted EPS (2)	$0.39	$0.32	22%	$1.30	$1.15	13%

Notes
(1)	Includes amortization of basis differences related to our JVs (previously known as and presented separately as amortization of excess cost of equity investments).
(2)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to Adjusted EBITDA Reconciliations
(In millions, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2025	2024		2025	2024
Net income attributable to Kinder Morgan, Inc.	$996	$667	49%	$3,056	$2,613	17%
Certain Items (1)
Risk management activities	(42)	40		(29)	72
Gain on divestitures	(123)	1		(123)	(69)
Income tax Certain Items	39	(4)		(2)	(52)
Other	(4)	4		(3)	7
Total Certain Items	(130)	41	(417)%	(157)	(42)	(274)%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$866	$708	22%	$2,899	$2,571	13%

Net income attributable to Kinder Morgan, Inc.	$996	$667	49%	$3,056	$2,613	17%
Total Certain Items (2)	(130)	41		(157)	(42)
Net income allocated to participating securities and other (3)	(4)	(4)		(15)	(14)
Adjusted Net Income Attributable to Common Stock	$862	$704	22%	$2,884	$2,557	13%

Net income attributable to Kinder Morgan, Inc.	$996	$667	49%	$3,056	$2,613	17%
Total Certain Items (2)	(130)	41		(157)	(42)
DD&A	618	596		2,453	2,354
Income tax expense (4)	245	201		834	739
Interest, net (5)	441	452		1,788	1,849
Amounts associated with joint ventures
Unconsolidated JV DD&A (6)	95	101		391	409
Remove consolidated JV partners' DD&A	(16)	(15)		(63)	(62)
Unconsolidated JV income tax expense (7)	22	20		89	78
Adjusted EBITDA	$2,271	$2,063	10%	$8,391	$7,938	6%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	Other for the periods ended December 31, 2025 and 2024 includes Adjusted net income in excess of distributions for participating securities of $1 million and $(1) million for the three-month periods, respectively, and $1 million for each of the twelve-month periods.
(4)	To avoid duplication, adjustments for income tax expense for the periods ended December 31, 2025 and 2024 exclude $39 million and $(4) million for the three-month periods, respectively, and $(2) million and $(52) million for the twelve-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(5)	To avoid duplication, adjustments for interest, net for the periods ended December 31, 2025 and 2024 exclude $1 million and $(10) million, respectively, for the three-month periods and $13 million and $(5) million, respectively, for the twelve-month periods which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Includes amortization of basis differences related to our JVs which was previously presented separately as amortization of excess cost of equity investments.
(7)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL, and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Segment EBDA (1)(2)
Natural Gas Pipelines Segment EBDA	$1,800	$1,383	$6,080	$5,393
Certain Items (3)
Risk management activities	(42)	46	(39)	75
Gain on divestiture	(123)	—	(123)	(29)
Other	(4)	—	(4)	—
Natural Gas Pipelines Adjusted Segment EBDA	$1,631	$1,429	$5,914	$5,439

Products Pipelines Segment EBDA	$307	$299	$1,157	$1,164
Certain Items (3)
Risk management activities	—	—	1	—
Products Pipelines Adjusted Segment EBDA	$307	$299	$1,158	$1,164

Terminals Segment EBDA	$294	$281	$1,143	$1,099
Certain Items (3)
Risk management activities	—	1	—	—
Terminals Adjusted Segment EBDA	$294	$282	$1,143	$1,099

CO2 Segment EBDA	$146	$157	$612	$685
Certain Items (3)
Risk management activities	(1)	3	(4)	2
Gain on divestitures	—	1	—	(40)
CO2 Adjusted Segment EBDA	$145	$161	$608	$647

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, other (income) expense, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)
Effective January 1, 2025, amortization of basis differences related to our joint ventures (previously known as amortization of excess cost of equity investments) is included within “Earnings from equity investments” in our accompanying consolidated statements of income for the periods ended December 31, 2025 and 2024, and therefore is included within Segment EBDA. As a result, Segment EBDA for the periods ended December 31, 2024 has been adjusted to conform to the current presentation which decreased Segment EBDA for the three-month period by $9 million, $3 million, and $1 million for our Natural Gas Pipelines, Products Pipelines, and CO2 business segments, respectively, and for the twelve-month period by $34 million, $9 million, and $7 million for our Natural Gas Pipelines, Products Pipelines, and CO2 business segments, respectively.

(3)	See “Non-GAAP Financial Measures—Certain Items.”

Table 4
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Natural Gas Pipelines
Transport volumes (BBtu/d)	48,353	44,507	46,603	44,252
Sales volumes (BBtu/d)	4,045	2,664	3,302	2,627
Gathering volumes (BBtu/d)	4,513	3,792	4,025	3,862
NGLs (MBbl/d)	42	40	38	38
Products Pipelines (MBbl/d)
Gasoline (2)	955	981	970	980
Diesel fuel	358	357	359	352
Jet fuel	299	306	307	300
Total refined product volumes	1,612	1,644	1,636	1,632
Crude and condensate	423	461	465	471
Total delivery volumes (MBbl/d)	2,035	2,105	2,101	2,103
Terminals
Liquids leasable capacity (MMBbl)	78.7	78.6	78.7	78.6
Liquids utilization % (3)	92.9%	95.2%	94.1%	94.6%
Bulk transload tonnage (MMtons)	11.8	12.6	49.5	53.7
CO2 (MBbl/d)
SACROC oil production	19.11	19.00	18.70	19.01
Yates oil production	5.94	6.26	5.95	6.13
Other	1.11	1.10	1.11	1.17
Total oil production - net (MBbl/d) (4)	26.16	26.36	25.76	26.31
NGL sales volumes - net (MBbl/d) (4)	8.54	8.74	8.97	8.56
CO2 sales volumes - net (Bcf/d)	0.312	0.318	0.297	0.322
RNG sales volumes (BBtu/d)	13	11	11	9
Realized weighted average oil price ($ per Bbl)	$66.34	$67.24	$67.51	$68.46
Realized weighted average NGL price ($ per Bbl)	$31.10	$35.08	$32.43	$30.83

CO2 Segment Hedges	2026	2027	2028
Crude Oil (5)
Price ($ per Bbl)	$64.34	$64.13	$64.51
Volume (MBbl/d)	21.60	12.20	4.00
NGLs
Price ($ per Bbl)	$42.60
Volume (MBbl/d)	2.56

Notes
(1)	Volumes for acquired assets are included for all periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	The ratio of our tankage capacity in service to liquids leasable capacity.
(4)	Net of royalties and outside working interests.
(5)	Includes West Texas Intermediate hedges.

Table 5
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	December 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$63	$88
Other current assets	2,691	2,433
Property, plant, and equipment, net	39,331	38,013
Investments	7,532	7,845
Goodwill	20,084	20,084
Deferred charges and other assets	3,047	2,944
Total assets	$72,748	$71,407
Liabilities and Stockholders' Equity
Short-term debt	$1,226	$2,009
Other current liabilities	3,096	3,092
Long-term debt	30,597	29,779
Debt fair value adjustments	180	102
Other	5,200	4,558
Total liabilities	40,299	39,540
Other stockholders' equity	31,117	30,626
Accumulated other comprehensive loss	45	(95)
Total KMI stockholders' equity	31,162	30,531
Noncontrolling interests	1,287	1,336
Total stockholders' equity	32,449	31,867
Total liabilities and stockholders' equity	$72,748	$71,407

Net Debt (1)	$31,716	$31,725

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	December 31,	December 31,
	2025	2024
Net income attributable to Kinder Morgan, Inc.	$3,056	$2,613
Total Certain Items (3)	(157)	(42)
DD&A	2,453	2,354
Income tax expense (4)	834	739
Interest, net (4)	1,788	1,849
Amounts associated with joint ventures
Unconsolidated JV DD&A (5)	391	409
Less: Consolidated JV partners' DD&A	(63)	(62)
Unconsolidated JV income tax expense	89	78
Adjusted EBITDA	$8,391	$7,938

Net Debt-to-Adjusted EBITDA	3.8	4.0

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $44 million and $(25) million as of December 31, 2025 and 2024, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Includes amortization of basis differences related to our JVs which was previously presented separately as amortization of excess cost of equity investments.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$996	$667	$3,056	$2,613
Net income attributable to noncontrolling interests	25	27	104	107
DD&A	618	596	2,453	2,354
Deferred income taxes	268	193	780	647
Earnings from equity investments	(249)	(215)	(896)	(840)
Distribution of equity investment earnings (1)	220	223	805	823
Working capital and other items	(186)	19	(385)	(69)
Cash flow from operations	1,692	1,510	5,917	5,635
Capital expenditures (GAAP)	(820)	(772)	(3,026)	(2,629)
FCF	872	738	2,891	3,006
Dividends paid	(654)	(642)	(2,604)	(2,557)
FCF after dividends	$218	$96	$287	$449

Notes
(1)	Periods ended December 31, 2025 and 2024 exclude distributions from equity investments in excess of cumulative earnings of $61 million and $60 million for the three-month periods, respectively, and $330 million and $177 million for the twelve-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected Adjusted EBITDA
(In billions, unaudited)
2026 Budget (1)
Net income attributable to Kinder Morgan, Inc. (GAAP)	$3.1
Total Certain Items (2)	—
DD&A	2.5
Income tax expense (3)	0.9
Interest, net	1.8
Amounts associated with joint ventures
Unconsolidated JV DD&A (4)	0.3
Remove consolidated JV partners' DD&A	(0.1)
Unconsolidated JV income tax expense (5)	0.1
Adjusted EBITDA	$8.6

Table 8
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected Adjusted Net Income Attributable to Common Stock
(In billions, unaudited)
2026 Budget (1)
Net income attributable to Kinder Morgan, Inc. (GAAP)	$3.1
Total Certain Items (2)	—
Net income attributable to participating securities and other (2)(6)	—
Other (5)	—
Adjusted Net Income Attributable to Common Stock (7)	$3.1

Notes
(1)	Excludes earnings from our investment in the EagleHawk assets, which were included in our preliminary budget but subsequently divested.
(2)	Aggregate adjustments are currently estimated to be less than $100 million.
(3)	Amounts are adjusted for Certain Items.
(4)	Includes amortization of basis differences related to our JVs.
(5)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(6)	Participating securities consist of unvested stock awards issued to employees and non-employee directors. These awards receive dividend equivalents but do not share in net losses or distributions in excess of earnings. Other includes Adjusted net income in excess of distributions for participating securities.
(7)	Adjusted Net Income Attributable to Common Stock is used to calculate Adjusted EPS.